SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Mark Westgate (“Westgate”) and Apricus Biosciences, Inc. and its affiliates and subsidiaries (collectively, the “Company”).

BACKGROUND:

A. Westgate was employed as the Company’s Vice President of Finance and Chief Financial Officer pursuant to that certain Amended and Restated Employment Agreement by and between the Company and Westgate, as amended, dated as of June 15, 2009 (the “Prior Agreement”).

B. The Company and Westgate wish to enter into this Agreement to set forth the terms of Westgate’s separation from the Company, effective June 2, 2011 (the “Separation Date”).

C.  Upon entry into this Agreement, Westgate shall simultaneously tender his resignation as an officer and employee of the Company.

AGREEMENT:

In consideration for the promises to Westgate from the Company recited below, and other good and valuable consideration, including the release of claims pursuant to this Agreement, the parties agree as follows:

1.           Westgate Payment and Release. Commencing as of the later of (a) the Company’s next regular payroll date or (b) five business days following the expiration of Westgate’s seven-day revocation period set forth in Section 6.b. below, the Company shall pay to Westgate severance payments in the form of salary continuation through May 8, 2012 at a bi-weekly rate of $9,038.46, payable in regular installments in accordance with the Company’s usual payroll practices.  Pursuant to the Prior Agreement, and notwithstanding whether Westgate signs this Agreement, the Company shall also pay to Westgate: (x) any accrued but unpaid Base Salary (as defined in the Prior Agreement), less applicable deductions, including salary in respect of any accumulated vacation, due to Westgate as of the Separation Date, and (y) any amounts owing, but not yet paid, with respect to reasonable business expenses incurred by Westgate, subject to documentation in accordance with the Company’s policy, and all of Westgate’s equity compensation awards, to the extent not fully vested as of the Separation Date, shall fully vest and accelerate as of the Separation Date.

Except for the compensation set forth in Section 1, and in consideration for the compensation set forth in clauses (a) and (b) of Section 1, Westgate for himself and his heirs, agents, assigns, executors, successors and each of them, voluntarily releases and forever discharges the Company, its affiliated and released entities (including, without limitation, the Company’s parent and subsidiary entities), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damage and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Westgate signs this Agreement, Westgate ever had, now claims to have or ever claimed to have had against any or all of the Releasees; provided, however, that Westgate shall not be deemed to release any Claims relating to any rights provided under this Agreement.

___ Apricus Biosciences
___   Westgate

This Agreement includes, without limitation, all Claims: relating to the Prior Agreement, Westgate’s employment with the Company and the termination of Westgate’s employment; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law, including, but not limited to, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under the California Fair Employment and Housing Act; Claims under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act; Claims under other federal or state statutes; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, warrants, vacation pay or any other compensation or benefit; and for damages or other legal or equitable remedies of any sort, including, without limitation, compensatory damages, punitive damages, indirect damages, injunctive relief and attorney’s fees.  Notwithstanding the foregoing, Westgate does not release (a) any rights that cannot be waived, including, without limitation, his right to indemnity pursuant to California Labor Code Section 2802; (b) his right to future indemnity pursuant to the Company’s bylaws and Nevada corporation law; and (c) his rights arising solely as a stockholder of the Company.

Westgate acknowledges that he is familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Westgate agrees that he is releasing unknown claims and waiving all rights that he may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

2.           Mutual Non-Disparagement.

a.           Westgate agrees that he will not make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants or agents.

b.           The Company agrees that its directors and officers will not make any written or oral communications that could reasonably be considered to be disparaging of Westgate in any respect.

___ Apricus Biosciences
___   Westgate

3.           Resignation. Westgate hereby resigns as an employee of the Company, effective June 2, 2011.

4.           Negotiation of Agreement. This Agreement was negotiated for Westgate by a representative of his own choosing. Westgate has had an opportunity to negotiate this Agreement with the Company; accordingly, there shall be no presumption that drafting ambiguities shall be construed against either party as the drafter.  Both the Company and Westgate are voluntarily agreeing to this Agreement.  It is agreed that the payments under this Agreement are not an admission of any liability or obligation.

5.           Understanding of Agreement; Entire Agreement. Westgate expressly states that he has read this Agreement and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Agreement, and that this Agreement constitutes the entire agreement with respect to any matters referred to in it. This Agreement supersedes any and all other agreements between Westgate and the Company regarding Westgate’s employment and the terms of separation, including the Prior Agreement. This Agreement may only be amended in writing signed by Westgate and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

6.           Review and Revocation Periods.

a.           Westgate has the opportunity to consider this Agreement for twenty-one days before signing it.  To accept this Agreement, Westgate must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one day period.  If Westgate signs this Agreement within less than twenty-one days of the date of its delivery to Westgate, Westgate acknowledges by signing this Agreement that such decision was entirely voluntary and that Westgate had the opportunity to consider this Agreement for the entire twenty-one day period.  Westgate is advised to consult with an attorney before signing this Agreement.

b.           For the period of seven days from the date when this Agreement is signed by Westgate, Westgate has the right to revoke this Agreement solely with respect to claims released under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act; any such revocation shall be affected by written notice to the Company’s Chief Executive Officer.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven-day revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period.

7.           Return of Property. Westgate confirms that, to the best of his knowledge, he has returned or, no later than within three (3) days of the Separation Date, will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective); provided however, that he will be permitted to retain his laptop, blackberry and limited access to the Company’s financial and accounting network until the date that he terminates his consulting relationship with the Company or as determined by the Company in its sole discretion.  Westgate also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Separation Date.  In the event that Westgate discovers that he continues to retain any such property, he shall return it to the Company immediately.

___ Apricus Biosciences
___   Westgate

8.           Return of Westgate Shares.  The Company agrees to send to the Company’s transfer agent all of Westgate’s 31,667 shares of Company common stock held by Company on behalf of Westgate within five (5) business days of September 2, 2011 and direct the transfer agent to remove any affiliate or other restrictive legend thereon.  The Company will direct its transfer agent to send the above shares directly to Westgate.

9.           Legal Representation. This Agreement is a legally binding document and Westgate’s signature will commit him to its terms.  Westgate acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

10.           Absence of Reliance. In signing this Agreement, Westgate is not relying upon any promises or representations made by anyone at or on behalf of the Company, except as may be set forth in this Agreement.

11.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.           Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the state of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

14.           Attorneys’ Fees and Costs. In the event that either party brings an action to enforce or effect its rights under or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

15.           Employee Confidentiality and Assignment Agreement. Westgate acknowledges and agrees that he is bound by and will comply with the Employee Confidentiality and Assignment Agreement that he has signed with the Company.  That Employee Confidentiality and Assignment Agreement shall remain in full force and effect to the extent not inconsistent with this Agreement.

___ Apricus Biosciences
___   Westgate

16.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

17.           Address and Contact Information. The following addresses (which may be changed through written notice by the parties) shall be used for notices:

Apricus Biosciences, Inc. Attn: Chief Executive Officer 6330 Nancy Ridge Dr., Suite 103 San Diego, CA 92121	Mark Westgate 292 White Road Little Silver, NJ 07739

[signature page follows]

___ Apricus Biosciences
___   Westgate

In witness whereof, the parties have signed this Separation Agreement as of the date(s) set forth below.

Dated: June 1, 2011		Mark Westgate
	By:	/s/ Mark Westgate

Dated: June 1, 2011		Apricus Biosciences, Inc.
	By:	/s/ Bassam Damaj
Bassam Damaj
Chairman, President and Chief Executive Officer

___ Apricus Biosciences
___   Westgate